EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TrueBlue Appoints Two New Independent Directors
William Greenblatt is a pioneer of the background screening industry and has consistently delivered transformational growth, innovation and client success

William Seward brings decades of experience and deep expertise in operations and commercial strategy at scale

TACOMA, Wash., Dec. 2, 2025 — TrueBlue, Inc. (NYSE: TBI) (“TrueBlue” or the “Company”) today announced the appointment of William Greenblatt and William Seward to the TrueBlue Board of Directors (the “Board”), effective January 5, 2026. The Board approved the appointment of these directors on December 1, 2025, and these new director appointments are the result of an extensive search process with the assistance of an independent recruitment firm and shareholder input.

Mr. Greenblatt is widely recognized as a pioneer in background screening and human capital innovation. He founded Sterling Infosystems, Inc. in 1975 and built the company into a globally scaled background-screening services provider. Under Mr. Greenblatt’s leadership as Chief Executive Officer and Chairman of the Board, Sterling transformed the hiring practices of employers worldwide, leading to acquisition of a majority interest by Goldman Sachs’ Merchant Banking Division in 2015. Mr. Greenblatt returned to his role as Chief Executive Officer in 2018 to advance growth and customer value. Today, he serves as Chair and Co-Founder of Montague Street Capital LLC, where he provides long-term capital and strategic expertise to help small and mid-sized business accelerate growth, with a focus on the business services sector.

Mr. Seward is a seasoned global executive with more than 30 years of leadership experience spanning logistics, supply chain, and global operations. He currently serves as Executive Vice President and Chief Operating Officer of Vestis Corporation, a $2.2 billion provider of uniforms and workplace supplies. Prior to Vestis, he spent over three decades at United Parcel Service, Inc. (“UPS”), where he held senior leadership roles including President of UPS Supply Chain Solutions and President of the Americas Region. Known for his established track record of driving growth and transformation, Mr. Seward brings industry-leading knowledge and expertise in managing complex organizations and leading teams across diverse markets.

“Both of these professionals are exceptional leaders with proven operational and commercial capabilities,” said Jeff Sakaguchi, Chair of the Board. “Together, they have consistently delivered customer success, operational excellence and meaningful growth in many of the sectors underpinning TrueBlue’s long-term strategic growth plan. Their perspectives will be invaluable to the Board and our leadership team as we continue strengthening our business, leading with innovation and enhancing client service to realize long-term, sustainable value for our shareholders.”

Richard Pzena, founder and Managing Principal of Pzena Investment Management, TrueBlue’s largest shareholder, said, “We are pleased to see the Company continue to evolve its Board to support a strategy that we believe is poised to deliver long-term growth and profitability. We believe both individuals are outstanding additions at the right time.”

As part of its ongoing refreshment program, two existing TrueBlue directors are expected to step down from the Board at or before the 2026 Annual Meeting of Shareholders (the “Annual Meeting”). Following the Annual Meeting, the Board is expected to consist of nine directors, eight of whom are independent.

These appointments and planned retirements reflect TrueBlue’s ongoing commitment to evolving the composition of its Board to strengthen operational oversight, accelerate growth and transformation, and incorporate shareholder feedback. Over the past several years, TrueBlue has thoughtfully evolved the composition of its Board to align with the Company’s strategic priorities, enhance diversity of experience, and strengthen oversight capabilities across key areas, such as technology, workforce solutions, and operations. The Board is committed to effective corporate governance and to positioning TrueBlue for long-term success.

Barclays is serving as financial advisor to TrueBlue, and Sidley Austin LLP is serving as legal counsel.

About TrueBlue

TrueBlue, Inc. (NYSE: TBI) is transforming the way organizations connect with talent in an ever-changing world of work. As The People Company®, we put people first – connecting job seekers with meaningful opportunities while delivering smart, scalable workforce solutions for enterprises across industries and worldwide. Powered by innovative technology and decades of expertise, our brands – PeopleReady, PeopleScout, Staff Management | SMX, Centerline, SIMOS, and Healthcare Staffing Professionals – offer flexible staffing, workforce management, and recruitment solutions that propel businesses and careers. Discover how we're shaping the future of work at trueblue.com.

Forward-looking statements

This document contains forward-looking statements relating to our plans and expectations including, without limitation, statements regarding the future performance and operations of our business, expectations regarding stabilization in demand, and expected growth from our digital investments, all of which are subject to risks and uncertainties. Such statements are based on management’s expectations and assumptions as of the date of this release and involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements including: (1) national and global economic conditions, which can be negatively impacted by factors such as rising interest rates, inflation, changes in government policies, political instability, epidemics and global trade uncertainty, (2) factors relating to any unsolicited offer (“Offer”) to purchase the shares of the Company, actions taken by the Company or its shareholders with respect to such an Offer, and the effects of such an Offer, or the completion or failure to complete an Offer on the Company’s business, or other developments involving such an Offer and/or shareholders or others who may disagree with the composition of the Board, our strategy, or the management of the Company; (3) our ability to maintain profit margins, (4) our ability to attract and retain clients, (5) our ability to access sufficient capital to finance our operations, including our ability to comply with covenants contained in our revolving credit facility, (6) our ability to successfully execute on business strategies and further digitalize our business model, (7) our ability to attract sufficient qualified candidates and employees to meet the needs of our clients, (8) new laws, regulations, and government incentives that could affect our operations or financial results, (9) any reduction or change in tax credits we utilize, including the Work Opportunity Tax Credit, (10) our ability to successfully integrate acquired businesses, and (11) the timing and amount of common stock repurchases, if any, which will be determined at management’s discretion and depend upon several factors, including market and business conditions, the trading price of our common stock and the nature of other investment opportunities. Other information regarding factors that could affect our results is included in our Securities and Exchange Commission (“SEC”) filings, including the Company’s most recent reports on Forms 10-K and 10-Q, copies of which may be obtained by visiting our website at www.trueblue.com under the Investor Relations section or the SEC’s website at www.sec.gov. We assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law. Any other references to future financial estimates are included for informational purposes only and subject to risk factors discussed in our most recent filings with the SEC.

Important additional information and where to find it

The Company intends to file a proxy statement on Schedule 14A, an accompanying proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from the Company’s shareholders for the Company’s 2026 annual meeting of shareholders. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement, an accompanying proxy card, any amendments or supplements to the proxy statement, and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “All SEC Filings” link in the “Investor Relations” section of the Company’s website at https://investor.trueblue.com/sec-filings/all-sec-filings.

Participants in the solicitation

The Company, each of its independent directors (Colleen B. Brown, William C. Goings, Kim Harris Jones, R. Chris Kreidler, Sonita Lontoh, Paul G. Reitz, Jeffrey B. Sakaguchi, and Kristi A. Savacool) and certain of its executive officers (Taryn R. Owen, President & Chief Executive Officer and Carl R. Schweihs, Executive Vice President & Chief Financial Officer) are deemed to be "participants" (as defined in Schedule 14A under the Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s shareholders in connection with matters to be considered at the Company’s 2026 annual meeting of shareholders. Information about the names of the Company’s directors and officers, and certain other individuals and their respective interests in the Company by security holdings or otherwise, and their respective compensation, is set forth in the sections entitled "Director Biographies," "Compensation of Directors," "Compensation Discussion and Analysis" and "Security Ownership of Certain Beneficial Owners and Management" of the Company’s Proxy Statement on Schedule 14A in connection with the 2025 annual meeting of shareholders, filed with the SEC on April 4, 2025 (available here) and the Company’s Annual Report on Form 10-K filed with the SEC on February 19, 2025 (available here). Supplemental information regarding the participants’ holdings of the Company’s securities can be found at no charge in SEC filings on Statements of Change in Ownership on Form 4 filed with the SEC on October 6, 2025 and October 7, 2025 for Taryn R. Owen (available here and here), and on November 4, 2025 for Carl R. Schweihs (available here). Such filings are also available on the Company’s website at https://investor.trueblue.com/sec-filings/all-sec-filings. Any subsequent updates following the date hereof to the information regarding the identity of potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the 2026 annual meeting of shareholders, if and when they become available. These documents will be available free of charge as described above.

Contacts

Investor Relations
InvestorRelations@trueblue.com

Media Relations
Collected Strategies
Dan Moore and Jack Kelleher
TBI-CS@collectedstrategies.com